SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to ss. 240.14a-12

                                  FIRST FUNDS
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                 computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the
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Dear Shareholder:

     I am writing to ask for your assistance with an important First Funds matter. We previously sent you proxy materials relating to the Special Meeting of Shareholders of First Funds. Due to insufficient votes received, the meeting has been adjourned until August 1, 2003, with respect to some of the proposals. Our records show your vote for this important meeting has not yet been received.

     We encourage you to utilize one of the following options today for recording your vote promptly:

     1) Vote by Internet: By going to the website listed on your proxy card and following the instructions on the site. You will need to have the control number on your proxy card available.
     2) Vote by Touch-Tone Telephone: By calling the toll-free number listed on your proxy card. You will need to have the control number on your proxy card available.
     3) Vote by Mail: Sign and date your card. Mail in the postage-paid return envelope provided.

     For the reasons set forth in the Proxy Statement, the First Funds Trustees unanimously recommend a vote FOR the proposals and believe the proposals are in the best interest of shareholders of the Fund.

     No matter how many shares you own, your vote is important. Your prompt response via mail, touchtone telephone or Internet will help reduce proxy costs and will also mean that you can avoid receiving follow-up phone calls or mailings.

     If you have any questions regarding the proxy, please call First Funds toll free at 1-800-442-1941, option 1.

     I appreciate your prompt attention to this important matter, and thank you for your continued support of First Funds.

                                              Sincerely,




                                              /s/Jeremy May
                                              -------------
                                              Jeremy May
                                              President


YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY TO AVOID UNNECCESSARY SOLICITATION COSTS.